Exhibit 99.2

OCERA THERAPEUTICS, INC.
FINANCIAL STATEMENTS
Table of Contents

Report of Independent Registered Public Accounting Firm	2

Audited Financial Statements

Balance Sheets as of December 31, 2012 and 2011	3
Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2012 and 2011 and the period from December 20, 2004 (inception) to December 31, 2012	4
Statements of Convertible Preferred Stock and Stockholders' Deficit for the Years Ended December 31, 2012, 2011, 2010, 2009, 2008, 2007, 2006 and 2005 and for the period from December 20, 2004 (inception) to December 31, 2004	5
Statements of Cash Flows for the Years Ended December 31, 2012 and 2011 and the period from December 20, 2004 (inception) to December 31, 2012	8
Notes to Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ocera Therapeutics, Inc.
We have audited the accompanying balance sheets of Ocera Therapeutics, Inc. (a development stage company) as of December 31, 2012 and 2011, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2012, and for the period from December 20, 2004 (inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocera Therapeutics, Inc. at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, and for the period from December 20, 2004 (inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP
San Diego, CA
May 6, 2013

Ocera Therapeutics, Inc.
(A Development Stage Company)
Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,303	$3,114
Short-term investments	—	251
Prepaid and other current assets	100	67
Total current assets	2,403	3,432
Property and equipment, net	7	25
Other noncurrent assets	—	10
Total assets	2,410	3,467
Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	269	869
Accrued liabilities	280	371
Convertible notes payable, net-related parties	2,908	—
Total current liabilities	3,457	1,240
Accrued liabilities	—	8
Preferred stock warrant liability	16	32
Total liabilities	3,473	1,280
Commitments and contingencies (Note 4)
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value, 14,720,000 shares authorized, 14,500,000 shares issued and outstanding at December 31, 2012 and 2011, respectively. Liquidation preference of $14,500 at December 31, 2012 and 2011.	14,346	14,346
Series B convertible preferred stock, $0.001 par value, 8,600,000 authorized, issued and outstanding at December 31, 2012 and 2011, respectively. Liquidation preference of $12,040 at December 31, 2012 and 2011.	11,983	11,983
Series C convertible preferred stock, par value $0.001, 17,350,000 shares authorized and 17,339,112 shares issued and outstanding at December 31, 2012 and 2011, respectively. Liquidation preference of $35,521 at December 31, 2012 and 2011.	35,414	35,414
Stockholders' deficit:
Common stock, $0.001 par value, 53,270,000 shares authorized, 5,234,952 shares issued and outstanding at December 31, 2012 and 2011, respectively	5	5
Additional paid-in capital	1,161	803
Deficit accumulated during the development stage	(63,972)	(60,364)
Total stockholders' deficit	(62,806)	(59,556)
Total liabilities, convertible preferred stock and stockholders' deficit	$2,410	$3,467

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
(In Thousands, Except Share and Per Share Amounts)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from December 20, 2004 (inception) to December 31, 2012
Operating expenses:
Research and development	$1,642	$3,045	$51,013
General and administrative	1,739	1,985	15,536
Total operating expenses	3,381	5,030	66,549
Other income (expense):
Interest and other income	2	11	3,752
Interest and other expense	(184)	—	(1,231)
Change in fair value of warrant liability	(45)	292	56
Total other income (expense), net	(227)	303	2,577
Net loss and comprehensive loss	$(3,608)	$(4,727)	$(63,972)
Net loss per share, basic and diluted	$(0.69)	$(0.90)
Weighted‑average number of shares used to compute net loss per share of common stock, basic and diluted	5,234,952	5,234,952
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Convertible Preferred Stock and Stockholders' Deficit
(In Thousands, Except Share and Per Share Amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 20, 2004 (inception)	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(39)	(39)
Balance at December 31, 2004	—	—	—	—	—	—	—	—	—	—	(39)	(39)
Issuance of Series A convertible preferred stock for cash of $13,453 and conversion of debt and interest of $1,046, net of issuance costs of $154	14,500,000	14,346	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for cash	—	—	—	—	—	—	4,800,000	5	—	—	—	5
Issuance of nonemployee stock options for services received	—	—	—	—	—	—	—	—	2	—	—	2
Comprehensive loss:
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	—	—	—	—	(3,440)	(3,440)
Balance at December 31, 2005	14,500,000	14,346	—	—	—	—	4,800,000	5	2	(3)	(3,479)	(3,475)
Issuance of Series B convertible preferred stock for cash of $12,040, net of issuance costs of $57	—	—	8,600,000	11,983	—	—	—	—	—	—	—	—
Issuance of nonemployee stock options for services received	—	—	—	—	—	—	—	—	3	—	—	3
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	168,288	—	7	—	—	7
Stock‑based compensation	—	—	—	—	—	—	—	—	25	—	—	25
Comprehensive loss:
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	—	—	—	(7,499)	(7,499)
Balance at December 31, 2006	14,500,000	14,346	8,600,000	11,983	—	—	4,968,288	5	37	5	(10,978)	(10,931)

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Convertible Preferred Stock and Stockholders' Deficit
(In Thousands, Except Share and Per Share Amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2006	14,500,000	$14,346	8,600,000	$11,983	—	—	4,968,288	$5	$37	$5	$(10,978)	$(10,931)
Stock‑based compensation	—	—	—	—	—	—	—	—	26	—	—	26
Reclassification of repurchase liability for early exercise of stock options	—	—	—	—	—	—	—	—	5	—	—	5
Comprehensive loss:
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	—	—	—	—	(12,193)	(12,193)
Balance at December 31, 2007	14,500,000	14,346	8,600,000	11,983	—	—	4,968,288	5	68	—	(23,171)	(23,098)
Issuance of Series C convertible preferred stock for cash, net of issuance costs of $106	—	—	—	—	17,339,112	35,414	—	—	—	—	—	—
Stock‑based compensation	—	—	—	—	—	—	—	—	63	—	—	63
Reclassification of repurchase liability for early exercise of stock options	—	—	—	—	—	—	—	—	3	—	—	3
Comprehensive loss:
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	143	—	143
Net loss	—	—	—	—	—	—	—	—	—	—	(9,735)	(9,735)
Balance at December 31, 2008	14,500,000	14,346	8,600,000	11,983	17,339,112	35,414	4,968,288	5	134	143	(32,906)	(32,624)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	84,895	—	9	—	—	9
Repurchase of unvested stock options	—	—	—	—	—	—	(20,834)	—	—	—	—	—
Stock‑based compensation	—	—	—	—	—	—	—	—	142	—	—	142
Reclassification of repurchase liability for early exercise of stock options	—	—	—	—	—	—	—	—	1	—	—	1
Comprehensive loss:
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(138)	—	(138)
Net loss	—	—	—	—	—	—	—	—	—	—	(13,048)	(13,048)
Balance at December 31, 2009	14,500,000	14,346	8,600,000	11,983	17,339,112	35,414	5,032,349	5	286	5	(45,954)	(45,658)

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Convertible Preferred Stock and Stockholders' Deficit
(In Thousands, Except Share and Per Share Amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	14,500,000	$14,346	8,600,000	$11,983	17,339,112	$35,414	5,032,349	$5	$286	$5	$(45,954)	$(45,658)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	202,603	—	51	—	—	51
Stock‑based compensation	—	—	—	—	—	—	—	—	242	—	—	242
Comprehensive loss:
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	—	—	—	—	(9,683)	(9,683)
Balance at December 31, 2010	14,500,000	14,346	8,600,000	11,983	17,339,112	35,414	5,234,952	5	579	—	(55,637)	(55,053)
Stock‑based compensation	—	—	—	—	—	—	—	—	224	—	—	224
Net loss	—	—	—	—	—	—	—	—	—	—	(4,727)	(4,727)
Balance at December 31, 2011	14,500,000	14,346	8,600,000	11,983	17,339,112	35,414	5,234,952	5	803	—	(60,364)	(59,556)
Stock‑based compensation	—	—	—	—	—	—	—	—	154	—	—	154
Reclassification of common stock warrant liability to equity	—	—	—	—	—	—	—	—	93	—	—	93
Issuance of common stock warrants	—	—	—	—	—	—	—	—	111	—	—	111
Net loss	—	—	—	—	—	—	—	—	—	—	(3,608)	(3,608)
Balance at December 31, 2012	14,500,000	$14,346	8,600,000	$11,983	17,339,112	$35,414	5,234,952	$5	$1,161	$—	$(63,972)	$(62,806)
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Cash Flows
(In Thousands)

	Year Ended December 31,		Period From December 20, 2004 (inception) to
	2012	2011	December 31, 2012
Operating activities
Net loss	$(3,608)	$(4,727)	$(63,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20	28	377
Stock based compensation	154	224	881
Change in valuation of warrant liability	45	(292)	(57)
Loss on disposal of asset	—	—	8
(Amortization of discount) accretion of premium on investment securities	1	85	(342)
Debt discount, net and noncash interest expense	184	—	318
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3)	52	(80)
Accounts payable	(600)	445	269
Accrued liabilities	(192)	(740)	177
Net cash used in operating activities	(3,999)	(4,925)	(62,421)
Investing activities
Purchases of property and equipment	(2)	(2)	(392)
Purchases of short-term investments	—	(3,174)	(142,044)
Sale and maturities of short-term investments	250	7,125	142,386
Net cash provided by (used in) investing activities	248	3,949	(50)
Financing activities
Proceeds from the sale of convertible preferred stock, net	—	—	60,744
Proceeds from issuance of convertible notes payable, net	2,940	—	2,940
Proceeds from note payable	—	—	4,000
Repayments of note payable	—	—	(4,000)
Proceeds from issuance of promissory note	—	—	1,000
Proceeds from issuance of common stock	—	—	90
Net cash provided by financing activities	2,940	—	64,774
Net increase (decrease) in cash and cash equivalents	(811)	(976)	2,303
Cash and cash equivalents-beginning of period	3,114	4,090	—
Cash and cash equivalents-end of period	$2,303	$3,114	$2,303
Supplemental schedule of noncash investing and financing activities
Warrants issued in connection with notes payable	$143	—	$143
Reclassification of warrant liability to additional paid-in-capital	$93	—	$93
Issuance of options related to consulting agreement	$7	—	$13
Cash paid for interest	—	—	$861
Conversion of promissory note and interest to equity	—	—	$1,046
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)
Notes to Financial Statements
1. The Company
Ocera Therapeutics, Inc. (the Company or Ocera) was incorporated in the state of Delaware in December 2004. The Company is a biopharmaceutical company focused on in-licensing, developing and commercializing novel therapeutics for acute and chronic liver diseases and gastrointestinal disorders.
The Company's primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, conducting research and development, including clinical trials, and raising capital. The Company has in-licensed rights to two product candidates, OCR-002 and AST-120. OCR-002 is currently in clinical testing. Since the Company has not begun principal operations of commercializing a product candidate, the Company is considered to be in the development stage.
Basis of Presentation
The Company has a limited operating history and the sales and income potential of the Company's business and market are unproven. The Company has experienced net losses each year since its inception and, as of December 31, 2012, had a deficit accumulated during the development stage of $64.0 million. The Company anticipates that it will continue to incur net losses into the foreseeable future as it continues the development and commercialization of its lead drug candidate OCR-002 and expands its corporate infrastructure. Based on the Company's operating plan, existing working capital is not sufficient to meet the cash requirements to fund planned operating expenses through December 31, 2013, without additional sources of cash. These conditions raise substantial doubt about the Company's ability to continue as a going concern.
In April 2013, the Company entered into a definitive agreement with Tranzyme, Inc. (Tranzyme), a public biopharmaceutical company, under which Ocera will merge with a subsidiary of Tranzyme in an all-stock transaction, subject to shareholder approval. Concurrently, with the execution of the merger agreement, certain of the Company's investors committed to a $20.0 million private investment in public entity (PIPE) financing for the combined company subject to successful completion of the merger. While there is no guarantee the transaction or financing will occur, upon completion of the PIPE financing, the Company believes it will have sufficient funds to meet its operating plan through at least December 31, 2013.
These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment operating primarily in the United States.

Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and securities available-for-sale. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company has established guidelines regarding diversification of its investments and their maturities, which are designed to maintain safety and liquidity.
Short-Term Investments
The Company classifies its investments as available-for-sale and records such assets at estimated fair value in the balance sheet, with unrealized gains and losses, if any, reported in stockholders' deficit. The Company invests its excess cash balances primarily in money market funds, commercial paper, and corporate and United States government agency notes.
Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of the Company's financial instruments, including cash equivalents, accounts payable, and accrued liabilities, approximate fair value due to their short maturities. The Company believes the fair value of convertible notes payable approximates its carrying value. The preferred stock warrant liability represents its estimated fair value.
Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
Level 1-Quoted prices in active markets for identical assets or liabilities
Level 2-Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities
Level 3-Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities
Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, are as follows (in thousands):

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$1,437	$1,437	—	—
Total assets	$1,437	$1,437	—	—
Liabilities
Preferred stock warrant liability(1)	$16	—	—	$16
Total liabilities	$16	—	—	$16

(1)
The Company estimated fair value of its preferred stock warrant liability at issuance and adjusts the carrying value each reporting period utilizing the Black‑Scholes option‑pricing model based on the following significant unobservable inputs: risk-free rate of 0.08% and 0.13%; the expected dividend rates of 0%; the remaining expected life of the warrants 0.3 and 0.8 years; the expected volatility of 79% and 91% of the fair value of the underlying preferred stock. The estimates are based on subjective assumptions that could differ in the future.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, are as follows (in thousands):

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$1,584	$1,584	$—	$—
Debt securities of U.S. government‑sponsored agencies	1,292	—	1,292	—
Corporate debt securities	450	—	450	—
Total assets	$3,326	$1,584	$1,742	—
Liabilities
Preferred stock warrant liability(1)	$32	—	—	$32
Total liabilities	$32	$—	$—	$32

(1)
The Company estimated fair value of its preferred stock warrant liability at issuance and adjusts the carrying value each reporting period utilizing the Black Scholes option pricing model based on the following significant unobservable inputs: risk-free rate of 0.18% and 0.24%; the expected dividend rates 0%; the remaining expected life of the warrants of 1.3 and 1.8 years; the expected volatility of 83% and 78% of the fair value of the underlying preferred stock. The estimates are based on subjective assumptions that could differ in the future.

The following table provides the change in the fair value of Level 3 liabilities for the years ended December 31, 2012 and 2011 (in thousands).

	Convertible Preferred Stock Warrant Liability	Common Stock Warrant Liability	Total Warrant Liability
Balance at December 31, 2010	$324	$—	$324
Change in fair value included in other income (expense), net	(292)	—	(292)
Balance at December 31, 2011	32	—	32
Issuance of warrant liability	—	32	32
Change in fair value included in other income (expense), net	(16)	61	45
Adjustment for change in classification from liability to additional paid-in capital	—	(93)	(93)
Balance at December 31, 2012	$16	$—	$16

Debt Issuance Costs, Net
Debt issuance costs, net, represent legal and other direct costs related to the Company's convertible promissory notes. These costs are recorded as an asset on the accompanying balance sheets and are being amortized to interest expense utilizing the effective interest method through the earliest date at which the Company can be required to repay the notes.
Property and Equipment
Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets or the shorter of the lease term or the estimated useful life for leasehold improvements. Useful lives generally range from three to five years.
Long‑Lived Assets
The Company reviews its property, equipment and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset class may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows that the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value determined using projected discounted future net cash flows arising from the assets.
Research and Development Expense
Research and development costs are expensed as incurred. For in-licensed technology research and development, costs are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all product costs are capitalized until the product is available for general release to customers. The Company has determined that technological feasibility for its product candidates is reached when the requisite regulatory approvals are obtained to make the product available for sale.
The Company's research and development expenses consist primarily of license fees, salaries and related employee benefits, costs associated with clinical trials, manufacturing control, quality assurance, medical affairs and regulatory activities. The Company uses external service providers and vendors to conduct clinical trials and to provide various other research and development and manufacturing related products and services.
Clinical Trial Accruals
The Company's clinical trial accruals are based on estimates of patient enrollment and related costs at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on the Company's behalf. The Company accrues expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies the estimates of accrued expenses accordingly. To date, the Company has had no significant adjustments to accrued clinical trial expenses.

Patent Costs
Costs related to filing and pursuing patent applications are expensed as incurred within general and administrative expenses as recoverability of such expenditures is uncertain.
Warrants for Convertible Preferred Stock
The Company classifies warrants for convertible preferred stock as liabilities on the balance sheet. The Company adjusts the carrying value of these convertible preferred stock warrants to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants recorded as change in fair value of warrant liabilities in the statement of operations and comprehensive loss.
Warrants for Common Stock
The Company's warrants issued in March 2012 in conjunction with the issuance of the convertible bridge financing allowed for price protection for three months from the issuance date, or June 30, 2012. As a result of this provision, the warrants were required to be accounted for as a liability. Upon the expiration of the provision on June 30, 2012, the fair market value of the warrants was reclassified to additional paid-in capital.
Income Taxes
Under Accounting Standards Codification Topic No. 740 (ASC 740), Income Taxes, the Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.
The Company also recognizes a tax benefit from an uncertain tax position if it is “more likely than not” that the position is sustainable based solely on its technical merits. As of December 31, 2012, there are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the Company's effective tax rate. The Company has not recognized interest and penalties in the balance sheets or statements of operations and comprehensive loss. The Company is subject to taxation in U.S. and state jurisdictions. As of December 31, 2012, the Company's tax years beginning 2004 to date are subject to examination by taxing authorities.
Comprehensive Income (Loss)
The Company has applied authoritative literature which requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized.
Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Net income (loss) and other comprehensive income (loss), and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss).
Stock‑Based Compensation
Stock‑based compensation is recognized as an expense in the financial statements based on the grant date fair value. For awards that vest based on service conditions, the Company uses the straight-line method to allocate compensation expense to reporting periods. For performance‑based stock options, the Company begins to recognize the expense when it is deemed probable that the performance‑based goal will be met. The Company evaluates the probability of achieving performance‑based goals at each reporting date.
The Company measures the grant date fair value of options granted using the Black‑Scholes option pricing model, which requires the use of subjective assumptions including volatility, expected term and the fair value of the underlying common stock, among others.
The following table summarizes the average estimates the Company used in the Black‑Scholes option‑pricing model for the years ended December 31, 2012 and 2011, and for the period from December 20, 2004 (inception) to December 31, 2012, to determine the fair value of stock options granted during each period.

	December 31, 2012	December 31, 2011	Period From December 20, 2004 (inception) to December 31, 2012
Risk-free interest rates	0.95% ‑ 1.11%	1.99%	0.95% ‑ 5.00%
Expected life in years	6.25	6.25	6.25
Expected dividend yield	—	—	—
Expected volatility	92% ‑ 109%	92%	67% ‑ 109%
The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.
Expected Term-The expected term of stock options represents the weighted‑average period the stock options are expected to be outstanding. The Company has opted to use the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average time-to-vesting and the contractual life of the options. The Company's expected term for employee stock options is estimated to be 6.25 years.
Expected Volatility-The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company's common stock becomes available.
Risk-Free Interest Rate-The risk-free rate assumption is based on the U.S. Treasury instruments the terms of which were consistent with the expected term of the Company's stock options.
Expected Dividend-The expected dividend assumption is based on the Company's history and expectation of dividend payouts.
Forfeiture Rate-ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.
The Company may elect to use different assumptions under the Black‑Scholes option‑pricing model in the future. Future expense amounts for any particular period could be affected by changes in the Company's assumptions. Authoritative literature provides that it is reasonable for a company to continue to use the simplified method of determining the expected option term when a company has insufficient historical exercise data to provide a reasonable basis to estimate the expected option term. The Company expects to continue to use the simplified method for determining its expected employee option term because there is a limited amount of historical exercise data from which to form a reasonable basis to estimate the expected term of the Company's stock options. The Company's expected term for employee stock options is estimated to be 6.25 years. As of December 31, 2012, the Company had $97,000 of unrecognized stock‑based compensation costs which is expected to be recognized over a weighted average period of 0.98 years.
The Company records equity instruments issued to nonemployees as expense at their fair value over the related service period and the Company periodically revalues them each reporting period over the vesting term.
Historically, the fair value of the Company's common stock has been determined contemporaneously by the Company's board of directors on the date of grant. At the time of the issuances of stock options, the Company believed its estimates of the fair value of its common stock were reasonable and consistent with methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, and the Company's understanding of how similarly situated companies in its industry were valued. In February 2013, the Company commenced a process to potentially merge with a public company. In connection with the preparation of the financial statements for fiscal years 2012 and 2011, and in contemplation of a potential merger with a public company, the Company reassessed the estimated fair value of its common stock for financial reporting purposes. The reassessment included both the determination of the appropriate valuation models and related inputs. The reassessed fair value of the Company's common stock as of December 31, 2011, was estimated to be $0.17 per share, an increase of $0.09 per share from the $0.08 and as of December 31, 2012, was estimated to be $0.22 per share, an increase of $0.14 per share from the $0.08 determined in good faith by the Company's board of directors. Given the anticipated timing of a liquidity event, the Company utilized the option pricing method in 2011 and for each of the interim periods as of March 31, June 30, and September 30, 2012, and a

hybrid method at December 31, 2012, which incorporates the use of both the option pricing method and the current value method. The current value method reflects a potential liquidity event associated with a merger with a public company.
Net Loss Per Common Share
Basic net loss per share is calculated by dividing the net loss by the weighted‑average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted‑average number of common share equivalents outstanding for the period determined using the treasury‑stock method. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company's net loss position.
The following table presents the computation of net loss per share (in thousands, except share and per share data):

	Year Ended December 31
	2012	2011
Numerator
Net loss	$(3,608)	$(4,727)
Denominator
Weighted‑average common shares used to compute net loss per share, basic and diluted	5,234,952	5,234,952

Net loss per share, basic and diluted	$(0.69)	$(0.90)
Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	Year Ended December 31
	2012	2011
Convertible preferred stock	40,439,112	40,439,112
Convertible preferred stock warrants	220,000	220,000
Common stock warrants	1,098,322	—
Common stock options	5,787,333	5,046,078
Total	47,544,767	45,705,190
In addition to the potentially dilutive securities noted above, the Company has $3,000,000 in principal of outstanding convertible notes payable and $92,000 in accrued interest at December 31, 2012, that are convertible into convertible preferred stock upon the occurrence of various future financing events at prices that are not determinable until the occurrence of the future events (Note 4). As such, the Company has excluded these convertible notes payable from the table above.
Recent Accounting Pronouncements
In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the Company's statements of stockholders' equity (deficit). The Company has elected to present OCI and its components for both interim and annual periods in a single statement which is the statement of operations and comprehensive loss. This standard was adopted as of January 1, 2012, and the retrospective application of this standard did not have a material impact on the Company's financial statements.
Effective January 1, 2012, the Company prospectively adopted FASB's ASU No. 2011-04, “Fair Value Measurement (Topic 820)-Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. The amendments in ASU 2011-04 result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRS”). Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after

December 15, 2011. The adoption of ASU No. 2011-04 did not have a material effect on the Company's financial position or results of operations.
Subsequent Events
The Company has evaluated subsequent events occurring between the end of the most recent fiscal year and May 6, 2013, the date the financial statements were available to be issued.
3. Balance Sheet Details
Short-Term Investments
The following table summarizes the Company's short-term investments as of December 31, 2011 (in thousands). There were no short-term investments at December 31, 2012.

	Maturity (in Years)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
As of December 31, 2011
Debt securities of U.S. government‑sponsored agencies	1 or less	$251	—	—	$251
Total		$251	—	—	$251
Realized gains and losses are calculated on the specific identification method and recorded as interest income. Realized gains and losses were not material for the years ended December 31, 2012 and 2011, and for the period from December 20, 2004 (inception) to December 31, 2012.
Property and Equipment
Property and equipment consisted of (in thousands):

		December 31
	Useful Lives	2012	2011
Computer equipment and software	1.5 to 3 years	$135	$133
Office furniture and equipment	5 years	128	128
Leasehold improvements	4 years	69	69
		332	330
Less accumulated depreciation and amortization		(325)	(305)
		$7	$25
Accrued Liabilities
Accrued liabilities consisted of (in thousands):

	December 31
	2012	2011
Accrued compensation	$123	$216
Accrued interest	92	—
Accrued clinical trials	10	43
Accrued manufacturing expenses	31	54
Other accrued liabilities	24	58
Total	$280	$371

4. Commitments
Convertible Notes Payable
In March 2012, the Company entered into a convertible note and warrant purchase agreement with existing investors. The Company issued an aggregate principal amount of $1,500,000 of convertible notes in an initial closing in March 2012 (March 2012 Notes). The March 2012 Notes had an interest rate of 6% per annum and have a maturity date of the earlier of (i) March 30, 2013, (ii) a change of control, or (iii) an event of default. The notes cannot be prepaid without the prior written consent of the holders of at least 67% of the principal amount outstanding under all notes issued. The principal and interest is automatically converted on or before the earlier of the maturity date or the execution of certain strategic transactions upon (i) the sale of equity security that includes new investor(s) who purchase at least one-third of the total number of shares sold in such financing, referred to as a qualified financing or (ii) if prior to a qualified financing, the sale of equity security that does not include new investor(s), referred to as a nonqualifying financing, at the lowest purchase price at which such securities are sold. The principal and interest is automatically converted upon the execution of certain strategic transactions prior to (i) March 30, 2013, or (ii) the earlier of the sale of equity in a qualified or nonqualified financing, into shares of the Company's Series C convertible preferred stock at $2.04858 per share. In the event of a change of control occurring before March 30, 2013, or the completion of a qualified financing, a nonqualified financing, or a strategic transaction, the lenders can convert the principal and accrued interest into shares of Series C convertible preferred stock or be paid in cash. In March 2013, the Company amended the March 2012 Notes to extend the maturity date to October 1, 2013.
In connection with the March 2012 Notes, the lenders received warrants for the purchase of the Company's common stock at $0.08 per share and equal to (i) 30% of the principal amount of the lender's note divided by the lower of the price of the Series C convertible preferred stock or the equity security sold in a qualified or nonqualified financing should the Company enter into certain strategic transactions, referred to as the Special Condition, by June 2012 or (ii) 75% of the principal amount of the lender's note divided by the lower of the Series C convertible preferred stock or the equity sold in a qualified or nonqualified financing if the Special Condition is not met.
In October 2012, the Company issued an aggregate amount of $1,500,000 of convertible notes in a second closing with existing investors (October 2012 Notes). The October 2012 Notes had an interest rate of 6% per annum and have a maturity date of the earlier of (i) October 1, 2013, (ii) a change of control, or (iii) an event of default. The notes convert under the same terms as the March 2012 Notes but are based on the October 1, 2013, maturity date. The notes cannot be prepaid without the prior written consent of the holders of at least 67% of the principal amount outstanding under all notes issued.
In connection with the March 2012 Notes, the lenders received warrants to purchase an aggregate of 219,666 shares of the Company's common stock. Upon the expiration of the anti-dilution protection of the March 2012 notes payable on June 30, 2012, the Company issued an additional 329,495 common stock warrants. The March warrants have a seven-year term expiring on March 30, 2019. In connection with the October 2012 notes, the lenders received warrants to purchase 549,161 shares of the Company's common stock. The October Notes have a seven-year term expiring on October 1, 2019. The common warrants are immediately exercisable at $0.08 per share.
The Company recorded an aggregate of $184,000 of non-cash interest expense and amortization of debt discount related to the convertible notes payable for the year ended December 31, 2012.
Common and Convertible Preferred Stock Warrants
Common Stock Warrants
The fair value of the March 2012 common stock warrants was determined to be $32,000 upon issuance. The fair value was recorded as a debt discount and amortized to interest expense using the effective interest method over the term of the March 2012 Notes.
The Company concluded that the March 2012 warrants were a derivative instrument as a result of anti-dilution protection included within the instrument. The March 2012 warrants were required to be recorded at fair value upon issuance and re-measured at each reporting period. The change in fair value of the warrant liability in the amount of $61,000 was recorded in the statement of operations and comprehensive loss. Upon the expiration of the anti-dilution protection in June 2012, the Company classified the fair value of $93,000 to additional paid-in capital. On the date of issuance and in subsequent re-measurements, the Company determined the fair value of the March 2012 warrants by allocating the Company equity value using an option‑pricing model. The Company's equity value was allocated among the various convertible debt and equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class.

The relative fair value of the October 2012 common stock warrants as of the date of issuance was determined to be $111,000, which was recorded as a debt discount and amortized to interest expense using the effective interest method over the term of the October 2012 Notes.
The Company accounts for the October 2012 common stock warrants based on their relative fair value as compared to the convertible notes payable and recorded them as equity on the date of issuance. Because the October 2012 common stock warrants meet the requirements for equity classification, the Company is not required to re-measure the fair value of the warrants subsequent to the date of issuance.
Convertible Preferred Stock Warrants
In March 2006, the Company entered into a $4,000,000 loan and security agreement with a lender to provide capital to the Company. The loan balance was fully repaid in November 2009. As consideration for the loan and security agreement, the lender received warrants to purchase 220,000 shares of Series A preferred stock at $1.00 per share. The warrants are immediately exercisable with seven-year terms which will expire on April 24, 2013 and November 1, 2013. On April 24, 2013, warrants for the purchase of 110,000 shares of Series A preferred stock expired. The fair value of the warrants was recorded as debt discount which was being amortized as interest expense over the term of the loan.
The Company adjusts the carrying value of warrants for shares in equity instruments to be classified outside permanent equity to their estimated fair value at each reporting date. Increases or decreases in the fair value of such warrants are recorded as a change in fair value of the warrant liability in the statement of operations and comprehensive loss. For the years ended December 31, 2012 and 2011, and for the period from December 20, 2004 (inception) to December 31, 2012, change in fair value of warrant liability in the amount of $16,000, $292,000, and $118,000, respectively, was recorded for the change in the valuation of the warrants.
The following table summarizes the outstanding convertible preferred and common stock warrants and the corresponding exercise price as of December 31, 2012 and 2011:

	Number of Shares Outstanding December 31
	2012	2011	Per Share Exercise Price
April 24, 2006 preferred stock warrants	110,000	110,000	$1.00
November 1, 2006 preferred stock warrants	110,000	110,000	1.00
March 30, 2012 common stock warrants	219,666	—	0.08
June 30, 2012 common stock warrants	329,495	—	0.08
October 1, 2012 common stock warrants	549,161	—	0.08
Total	1,318,322	220,000
Leases
In March 2006, the Company entered into agreements to lease its facilities and certain equipment under noncancelable operating leases. In March 2008, the Company amended its facility lease to include additional square footage. The initial term of the facility lease was four years. In October 2009, the Company extended the term of the facility lease for 39 months. The amended lease provides an option to extend the lease for one three-year period. In March 2013, the Company extended the term of the facility lease for three months. Provisions of the facilities lease provide for abatement of rent during certain periods and escalating rent payments during the original and extended lease terms. Rent expense is being recorded on a straight-line basis over the life of the lease.

Rent expense was $145,000, $140,000, and $1,126,000 for the years ended December 31, 2012 and 2011, and for the period from December 20, 2004 (inception) to December 31, 2012, respectively. The facility lease required a security deposit in the amount of $10,346. Annual future minimum lease payments are as follows (in thousands):

Year ending December 31, 2013:	$109
Total	$109
5. License Agreements and Acquired Development and Commercialization Rights
In July 2004, the Company in-licensed from Kureha the technology and exclusive development and commercialization rights to its AST-120 product candidate for the treatment of liver and gastrointestinal disease for the territories of North America and Europe. As consideration for the license, the Company paid a $1,500,000 up-front fee which was recorded as an expense of acquired in-process technology included in research and development expense in the accompanying statement of operations. In March 2008, the Company amended the license agreement to expand the licensed territory to include all territories other than certain Asian countries, in exchange for consideration of $500,000, which was expensed. Kureha shall receive a fixed percentage of any payment the Company may receive for sublicensed rights in the countries associated with the expanded territory. Under these agreements, the Company may also be required to make future milestone payments upon the achievement of various milestones related to regulatory or commercial events for its first indications in gastrointestinal diseases. The Company may be required to pay incremental milestone payments for up to three additional indications. The Company is also obligated to pay a royalty on future net sales (as defined) of the licensed products and has the right to grant sublicenses to third parties and affiliates. The Company initiated clinical trials for the licensed product but does not expect FDA approval in the near term. Accordingly, all payments related to the Kureha agreement have been recorded as research and development expense.
In March 2012, the Company received CE Mark for the sale of AST-120 as a medical device for the treatment of diarrhea predominant irritable bowel syndrome (IBS) in the European Market. In April 2012, the Company amended the license agreement to include the development and commercialization of AST-120 as a medical device for IBS in European countries. Under this agreement, the Company may be required to make milestone payments based on future commercial milestones and net sales.
In December 2008, the Company entered into a license agreement with UCL Business PLC for worldwide rights to develop and commercialize its OCR-002 product candidate and related technologies for any use. The agreement was amended in July 2011 and February 2013. As consideration for the license, the Company paid a $1,000,000 up-front fee which was recorded as an expense for acquired in-process technology included in research and development expense in the accompanying statement of operations. Under this agreement, the Company may also be required to make future milestone payments totaling up to $17,000,000 upon the achievement of various milestones related to regulatory or commercial events for its first two indications. The Company may be required to pay incremental milestone payments for one additional dosage form. The Company is also obligated to pay a royalty on future net sales of the licensed product and has the right to grant sublicenses to third parties and affiliates. The Company began clinical studies for the licensed product and does not expect FDA approval in the near term. Accordingly, all payments due under this agreement have been recorded as research and development expense.
Patent Assignment Agreement
In December 2011, the Company entered into a Patent Assignment Agreement with an individual. As consideration for the agreement, the Company issued an option for the purchase of 30,000 shares of the Company's common stock at $0.08 per share. The shares were fully vested on the date of grant and the Company recognized consulting expenses of $5,000 for the year ended December 31, 2011. The Company may also be required to make future payments totaling up to $169,000 upon the achievement of certain business milestones.
Research Agreement
In February 2009, the Company entered into a Collaborative Research Agreement with UCL Business PLC and the University College of London to conduct certain research and development activities for an initial 18-month term in exchange for payments totaling $150,000.

6. Stockholders' Deficit
Convertible Preferred Stock
The Company's convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders' equity (deficit) in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption.
In September 2005, the Company issued 14,500,000 shares of Series A convertible preferred stock at $1.00 per share raising cash proceeds of $13,454,000. Additionally, the Company converted promissory notes with a principal and accrued interest balance of $1,046,000to Series A convertible preferred stock.
In June 2006, the Company issued 8,600,000 shares of Series B convertible preferred stock at $1.40 per share for net cash proceeds of $11,983,000.
In January and February 2008, the Company issued 17,339,112 shares of Series C convertible preferred stock at $2.04858 per share for net cash proceeds of $35,414,000.
Conversion Rights-At the option of the holder, the Series A, Series B and Series C preferred shares are convertible into common stock on a one-for-one basis, subject to adjustment for anti- dilution. Each share of preferred stock will automatically convert into shares of common stock, at the then effective applicable conversion rate upon the earlier of: (i) the closing of an underwritten public offering of common stock in which the Company receives net proceeds of not less than $50,000,000 at a price of at least $6.15 per share (subject to certain adjustments) or (ii) the consent of at least 67% of the then outstanding holders of the Series A, Series B and Series C preferred stock voting together as a separate class.
Dividend Provisions-Prior and in preference to any declaration or payment of any dividends to the holders of shares of common stock, the holders of Series A, Series B and Series C convertible preferred stock are entitled to noncumulative dividends at the rate of 8% per annum when and if declared by the Company's Board of Directors out of legally available funds. No dividends have been declared to date.
Liquidation Preference-In the event of any liquidation or winding up of the Company, the holders of the Series A, Series B and Series C convertible preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, an amount equal to the applicable Series A, Series B and Series C purchase price per share for each share of Series A, Series B and Series C convertible preferred stock then held, plus an amount equal to any dividends declared but unpaid on such shares. Any remaining assets of the Company shall be distributed ratably to the holders of common stock on an as-converted basis until such time as the holders of the Series A, Series B and Series C convertible preferred stock have received aggregate payments equal to three times the aggregate amount of the purchase price with the balance then distributed ratably to the holders of the common stock.
The Company initially recorded each series of convertible preferred stock at their fair values on the dates of issuance, net of issuance costs. A liquidation event will only occur upon the liquidation or winding up of the Company, a greater than 51% change of control or sale or disposition of all or substantially all of the assets of the Company. As the liquidation event is outside the control of the Company, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with accounting guidance for redeemable securities. Further, the Company has also elected not to adjust the carrying values of the convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values will be made when it becomes probable that such redemption will occur.
Common Stock
In June 2005, the Company issued 4,800,000 shares of common stock at $0.001 per share to its founders in exchange for cash proceeds of $5,000. Of the common shares issued to the Company's founders, 3,200,000 are not subject to vesting and shares totaling 1,600,000 vested over four years. At December 31, 2012 and 2011, all shares were vested.
Stock Options
In 2005, the Company adopted the Ocera Therapeutics, Inc. 2005 Stock Plan (the Plan). The Plan, as amended, authorizes the Company to issue up to 6,550,000 shares of common stock options to its employees, directors and consultants.

The exercise price of nonqualified and incentive stock options shall not be less than 85% and 100% of the fair value of the Company's common stock on the date of grant, respectively.
In June 2012, the Company issued 515,091 shares of common stock options to an executive. One-half of the stock options vest monthly over a one-year period from the vesting commencement date. The remainder of the stock options are performance‑based and will vest, if at all, upon the closing of certain strategic or financing transactions. At December 31, 2012, the performance condition was not considered probable of occurring and accordingly, no stock compensation expense has been recognized for the performance‑based portion of the stock option grant. In April 2013, the terms of the stock option agreement were modified to further define the meaning of strategic or financing transactions. The modification did not have an impact on stock‑based compensation expense for the year ended December 31, 2012.
The Company's results of operations for the years ended December 31, 2012 and 2011, included stock‑based compensation expense related to employees of $154,000 and $224,000, respectively. Since December 20, 2004 (inception), the Company has incurred $881,000 of stock‑based compensation expense.
The Company recognized stock‑based compensation expense as follows:

	Year Ended December 31,
	2012	2011
Research and development	$27,000	$69,000
General and administrative	127,000	155,000
	$154,000	$224,000
At December 31, 2012, a total of 327,715 shares of common stock remained available for issuance under the Plan. A summary of the Company's stock option activity under the Plan and related information are as follows:

		Outstanding Options
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted‑ Average Exercise Price Per Share
Shares reserved at inception of the Plan	3,200,000	—	—
Options granted	(630,784)	630,784	0.10
Balances at December 31, 2005	2,569,216	630,784	0.10
Additional shares authorized	1,000,000	—	—
Options granted	(1,406,250)	1,406,250	0.11
Options canceled	2,000	(2,000)	0.11
Options exercised	—	(168,288)	0.11

		Outstanding Options
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted‑ Average Exercise Price Per Share
Balances at December 31, 2006	2,164,966	1,866,746	$0.11
Options granted	(641,175)	641,175	0.15
Options canceled	620,000	(620,000)	0.11
Balances at December 31, 2007	2,143,791	1,887,921	0.12
Additional shares authorized	1,850,000	—	—
Options granted	(1,459,687)	1,459,687	0.29
Options canceled	20,000	(20,000)	0.15
Balances at December 31, 2008	2,554,104	3,327,608	0.19
Options granted	(1,510,000)	1,510,000	0.22
Options canceled	283,336	(283,336)	0.22
Options repurchased	—	20,834	0.11
Options exercised	—	(84,895)	0.11
Balances at December 31, 2009	1,327,440	4,490,211
Options granted	(1,197,071)	1,197,071	0.22
Options canceled	458,167	(458,167)	0.19
Options exercised	—	(202,603)	0.25
Balances at December 31, 2010	588,536	5,026,512	0.21
Options granted	(777,588)	777,588	0.08
Options canceled	758,022	(758,022)	0.20
Balances at December 31, 2011	568,970	5,046,078	0.19
Additional shares authorized	500,000	—	—
Options granted	(856,449)	856,449	0.08
Options canceled	115,194	(115,194)	0.22
Balances at December 31, 2012	327,715	5,787,333	$0.17
The Company's stock options generally vest over one to four years and have a ten-year term. The Company's stock options are exercisable in advance of becoming vested. Any unvested shares obtained from the early exercise of stock options are subject to repurchase by the Company, at its option, in the event of termination or separation of services at the original exercise price. As of December 31, 2012 and 2011, options for 5,787,333 and5,046,078 shares were exercisable,5,181,098 and 4,249,026 shares were vested, and no shares were subject to repurchase, respectively.
The following table summarizes stock options outstanding as of December 31, 2012 (in thousands, except shares and per share amounts):

Options Outstanding				Options Vested
Exercise Price	Number Outstanding	Aggregate Intrinsic Value	Weighted‑ Average Remaining Life (in Years)	Number Outstanding	Aggregate Intrinsic Value
$0.08	1,504,558	$211	8.90	978,031	$137
$0.10	460,246	55	2.70	460,246	55
$0.11	525,000	58	3.10	525,000	58
$0.15	630,800	44	4.00	630,800	44
$0.22	1,606,667	—	6.70	1,526,959	—
$0.30	1,060,062	—	5.60	1,060,062	—
	5,787,333	$368	6.14	5,181,098	$294
The intrinsic values of outstanding, vested and exercisable options were determined by multiplying the numbers of shares by the difference between the exercise price of the options and the fair value of the common stock as of December 31, 2012, of $0.22 per share.
The following table summarizes stock options outstanding as of December 31, 2011 (in thousands, except shares and per share amounts):

Options Outstanding				Options Vested
Exercise Price	Number Outstanding	Aggregate Intrinsic Value	Weighted‑ Average Remaining Life (in Years)	Number Outstanding	Aggregate Intrinsic Value
$0.08	650,207	$59	9.50	502,707	$45
$0.10	460,246	32	3.70	460,246	32
$0.11	525,000	32	4.10	525,000	32
$0.15	632,050	13	5.00	632,050	13
$0.22	1,718,213	—	7.70	1,197,880	—
$0.30	1,060,362	—	6.60	931,143	—
	5,046,078	$136	6.62	4,249,026	$122
The intrinsic values of outstanding, vested and exercisable options were determined by multiplying the numbers of shares by the difference between the exercise price of the options and the fair value of the common stock as of December 31, 2011, of $0.17 per share.
Shares Reserved For Future Issuance
The following shares of common stock are reserved for future issuance at December 31, 2012:

Conversion of preferred stock	40,439,112
Preferred warrants outstanding	220,000
Common stock warrants outstanding	1,098,322
Common stock options granted and outstanding	5,787,333
Common stock options reserved for future issuance	327,715
47,872,482

In April 2013, the Company approved an increase to the authorized number of shares of Series C preferred stock to 18,922,000 shares from 17,399,112.
The Company has $3,000,000 in principal and $92,000 of accrued interest on outstanding convertible notes payable at December 31, 2012, that are convertible into Series C preferred stock upon occurrence of future financing events at prices that are not determinable until the occurrence of the future events (see Note 4). As such, the Company has excluded these convertible notes payable from the above table.
7. Income Taxes
The Company recognizes a tax benefit from an uncertain tax position if it is “more likely than not” that the position is sustainable based solely on its technical merits. There are no unrecognized tax benefits included in the Company's balance sheets at December 31, 2012 and 2011.
The Company is subject to taxation in the United States and state jurisdictions. Currently, no historical years are under examination. The Company's tax years from inception are subject to examination by the U.S. and state taxing authorities due to the carryforward of unutilized net operating losses and research and development credits.
Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company's net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. Until this analysis has been completed, the Company has removed the estimated deferred tax assets for net operating losses of approximately $23,800,000 and research and development credits of approximately $4,300,000 generated through 2012 from its deferred tax assets, and has recorded a corresponding decrease to its valuation allowance. When this analysis is finalized, the Company plans to update its unrecognized tax benefits accordingly. The Company expects this analysis to be completed within the next 12 months. Due to the existence of the valuation allowance, future changes in the Company's unrecognized tax benefits will not impact the Company's effective tax rate.
The Company has reported net losses for all periods through December 31, 2012, therefore, no provision for income taxes has been recorded.
The following table provides a reconciliation between income taxes computed at the federal statutory rate of 34% and our provision for income taxes (in thousands):

	2012	2011
Income tax (benefit) at statutory rate	$(1,227)	$(1,607)
State income tax, net of federal benefit	(282)	(418)
Permanent items	238	193
Research credits	(44)	(227)
Remove tax benefit of net operating losses and tax credits	1,321	2,057
Rate change	—	2
Other	—	1
Valuation allowance	(6)	(1)
Provision (benefit) for income taxes	—	—
Significant components of the Company's deferred tax assets at December 31, 2012 and 2011, are shown below (in thousands):

	2012	2011
Deferred tax assets:
Compensation	$89	$85
Other, net	10	20
Total deferred tax assets	99	105
Valuation allowance	(99)	(105)
	—	—
Based on the weight of available evidence, the Company's management has determined that it is not more likely than not that the net deferred tax assets will be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets.
The gross deferred tax assets and the valuation allowance shown above represent the items that reduce the income tax benefit that would result from applying the federal and state statutory tax rate to the pre-tax loss and cause no income tax expense or benefit to be recorded for the years ended December 31, 2012 and 2011.
As of December 31, 2012, the Company has federal and state net operating loss carryforwards of approximately $59,761,000 and $59,295,000, respectively. The federal and state loss carryforwards begin to expire in 2024 and 2014, respectively, unless previously utilized. The Company also has federal and state research credit carryforwards of approximately $2,885,000 and $2,211,000, respectively. The federal research credit carryforward will begin expiring in 2025 unless previously utilized. The state research credit will carry forward indefinitely.
There was no interest or penalties accrued through December 31, 2012. The Company's policy is to recognize any interest or penalties in income tax expense.
The American Taxpayer Relief Act of 2012, which reinstated the United States federal research and development tax credit retroactively from January 1, 2012 through December 31, 2013, was not enacted into law until the first quarter of 2013. The law change will have no impact on the 2013 financial statements due to the valuation allowance placed against the Company's net deferred tax assets.
8. Employee Benefit Plan
In December 2005, the Company established a 401(k) plan covering substantially all employees. Employees may contribute up to 100% of their compensation per year (subject to a maximum limit prescribed by federal tax law). The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. As of December 31, 2012 and 2011, and for the period from December 22, 2004 (inception) through December 31,2012, the Company had not elected to make any contributions to the plan.